Exhibit 10.65

15245 Shady Grove Road Suite 470 Rockville, MD 20850 301.208.9191

July 10, 2023

Dear Stockholder:

The next few months will represent a transitional change for RegeneRx, as we are moving from a public company to a private one and further paring down operations as we await results from our phase 3 clinical trials in patients with neurotrophic keratitis (NK). As you know, these trials are being sponsored by our joint venture, ReGenTree, LLC with funding from HLB Therapeutics, a Korean biopharmaceutical company. The first patient was entered in April of this year.

Many have speculated on our reasons for going private and asked questions about the ramifications of this transition. Our reasons were simple: we were out of capital and unable to continue to fund the Company in the current economic climate, conduct research and development or out-license or sell any potential product candidates. Moreover, the costs of rent, legal, accounting, D&O insurance, and SEC reporting requirements, among others, are prohibitively expensive for a company with a very small market cap and minimal cash that is solely awaiting the results of phase 3 clinical trials later this year or early 2024.

We spoke at length to investment banks, potential and existing investors, and potential strategic partners, and concluded that the only way to keep RegeneRx operational and avoid possible bankruptcy would be to go private. Going private, however, requires additional new capital to pay legal, accounting, and other costs, as well as funding minimal operations for the rest of 2023 and into 2024, and we called upon management, the Board of Directors, and affiliates to contribute capital for this purpose. Despite the significant investment risks, we were recently able to secure $225,000 of new capital from these parties. We are open to raising additional capital from you, as an existing investor in our company, if you are interested in participating on the same terms, as described in our SEC filings, and qualify as an “accredited investor” under federal securities laws. If you are interested in participating before July 31, 2023, please contact us at jjfnk@regenerx.com. The minimum investment is $20,000 and will require a letter either from your accountant or lawyer confirming your status as an “accredited investor” pursuant to SEC regulations.

To implement our going private strategy, we will require a reverse split of up to 1-for-100 shares of Common Stock so that we can end with fewer than 500 stockholders of record pursuant to SEC regulations for private companies. That means that any investor holding 99 or fewer shares on June 12, 2023, will become a fractional stockholder and will be cashed out. Remaining investors holding 100 or more shares will still hold essentially the same amount of equity in RegeneRx as they did prior to the reverse split, albeit, without the ready ability to buy and sell RegeneRx shares in a public marketplace.

Separately, the question has also been asked as to why we offered to exchange Series B Warrants, which were to expire in June 2026, for shares of Common Stock. Although the price of our common stock was far below the warrants’ exercise price, the warrants had a covenant requiring that we maintain SEC registration throughout their term. Since we made the decision to go private, RegeneRx would be in breach of the covenant and subject to potential liability. Therefore, our only reasonable recourse was to offer to exchange, rather than exercise, the warrants for Common Stock prior to going private, which would not require a holding period in contrast to their exercise. We believe this offered the best resolution for our company while we await the phase 3 clinical trials results.

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To show our commitment to this effort, management has not taken any salary during 2023, and does not intend to do so for at least the balance of this year. We will endeavor to keep the Company operational while we await data from the NK trials although it is uncertain when it will be available.

If the clinical trials are successful, it is our intent to effectively monetize this outcome and distribute any available proceeds from product income and/or the sale of RegeneRx to stockholders on a pro rata basis. However, it is too soon to know if or when this will happen.

We intend to maintain our web site and will update it periodically as new information is available. We encourage stockholders to sign up to receive notice of new developments and check it periodically. We also intend to maintain a virtual office and have email, phone, and mail service.

Thank you for your patience and we all hope for a successful conclusion.

Best regards,

Allan L. Goldstein, Ph.D. Chairperson	J.J. Finkelstein President & CEO

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